AMENDED & RESTATED EMPLOYMENT AGREEMENT


            This Amended and Restated Employment Agreement (the "Agreement") is made effective the 15th day of April, 2003, by and between OAK RIDGE MICRO-ENERGY, INC., a Colorado corporation ("the Company"), and Dr. John B. Bates, a resident of the State of Tennessee ("Employee").

                                  RECITALS:

          WHEREAS, Oak Ridge is engaged in the business of developing, manufacturing and marketing thin-film lithium ion batteries ("TFBs") and other lawful business; and

          WHEREAS, Employee has been instrumental in the acquisition by the Company of Oak Ridge Micro-Energy, Inc., a Nevada corporation ("Oak Ridge Nevada"), that was effective on January 15, 2002; and

          WHEREAS, Employee has technical skills and expertise in the thin-film battery industry; and

          WHEREAS, the Company had previously contracted for Employee's services in that certain agreement effective January 15, 2002, entitled "Employment Agreement," and would like to replace that agreement with this Agreement, essentially removing the termination bonus of Employee and adding additional current compensation in the form of shares of common stock that will be registered with the Securities and Exchange Commission on Form S-8; and

          WHEREAS, Employee is willing to be employed by the Company, on the terms, covenants and conditions hereafter set forth;

          NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree as follows:

          1. Employment. The Company hereby employs, engages and hires Employee as Chief Technical Officer. Employee hereby accepts and agrees to such hiring, engagement and employment. Employee shall perform such other duties as are customarily performed by one holding such positions in other, same or similar businesses or enterprises as that engaged in by the Company.

          2. Best Efforts of Employee. Employee agrees that he will at all times faithfully, industriously, and to the best of his ability, experience and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms hereof, to the reasonable satisfaction of the Company.

          3. Term of Employment. The term of this Agreement shall commence as of April 15, 2003, and continue indefinitely, until terminated as provided herein.

          4. Compensation of Employee. The Company shall pay Employee, and Employee shall accept from the Company, in full payment for Employee's services hereunder, the following compensation:

          a. The Salary and/or consulting fees in the amount or amounts approved by the Board of Directors, as and when deemed warranted.

          b. Such grants, stock options, warrants or other rights to acquire securities of the Company that may be approved by the Board of Directors, along with the right to participate in any profit sharing, pension, incentive, bonus, stock option or other compensatory plans of any type or nature whatsoever that are adopted by the Company, in an amount compensatory with the positions in which Employee serves hereunder.

          c. A grant of 65,000 shares of common stock of the Company valued at the present average bid price of the Company's common stock on the OTC Bulletin Board on the date hereof that shall be registered for resale on Form S-8 of the Securities and Exchange Commission on the execution and delivery of this Agreement .

          5. Other Employment. Employee warrants and represents that during the term of this Agreement, he shall not work as an employee, consultant or otherwise engage in business activities outside of the Company.

          6. Trade Secrets. Employee shall not at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, or corporation in any manner whatsoever any information concerning any matters affecting or relating to the business of the Company, including, without limiting the generality of the foregoing, any of its customers or potential customers, the prices it obtains or has obtained from the sale of, or at which it sells or has sold, its products, its designs, design concepts, product plans, technology, business plans, contracts with suppliers, customers or joint venturers, or any other information concerning the business of the Company, its manner of operation, its plans, patent applications, patents, processes or other data without regard to whether all of the foregoing matters will be deemed confidential, material or important, the parties hereto stipulating that as between them, the same are important, material, and confidential and gravely affect the effective and successful conduct of the business of the Company and the Company's good will. Any violation of the terms of this Trade Secrets section shall be a deemed a material breach of this Agreement.

          All of the terms of this section (Trade Secrets) shall remain in full force and effect for the period of three years after the termination of Employee's employment for any reason, and during such three year period, Employee shall not make or permit the making of any public announcement or statement of any kind that he was formally employed by, or connected with, the Company. Notwithstanding the foregoing, Employee shall not disclose to any person, company or other entity, information deemed confidential to the Company, for as long as such information remains confidential to the Company.

          7. Covenant Not to Compete. As a material part of the consideration of this Agreement, Employee agrees, for a period of two years from the termination of this Agreement at any place:

          a. Not to directly or indirectly engage or be employed in any capacity in any business which is in any way competitive with the business of the Company, whether as an employee, officer, shareholder, consultant, advisor, partner or otherwise; and

          b. Not to consult with or advise any such business which is in any way competitive with the business of the Company, including, without limitation, the disclosure of customers or other relations of the Company or its designs, design concepts, works in progress, technology and business plans;

          c. Not to solicit or receive, or attempt to solicit or receive, directly or indirectly, for the benefit of Employee or any other, any patronage from any customer or relation of the Company, including any customer that may later cease being serviced by the Company and new customers that the Company may acquire during the period of this covenant.

          Employee acknowledges that the above restrictions are necessary and fair, and do not unduly limit his ability to be gainfully employed in the event that this Agreement is terminated.

          Employee acknowledges and agrees that because the Company conducts, or will conduct, business internationally, and because its business is not limited to any geographic region, this Covenant Not to Compete has universal geographic application.

          Nothing herein shall be deemed to prevent or limit the right of the Employee to invest any of his own funds in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, whether or not they are a competitor of the Company.

          Employee understands and agrees that a violation of this Covenant Not to Compete section will be deemed a material breach of this Agreement.

          8. Assignment of Intellectual Property. Employee agrees as follows:

          a. To assign, transfer and set over to Company, its successors and assigns, all rights, title and interest in and to any and all creations which are or may become legally protectible or recognized as forms of property including all designs, ideas, inventions, improvements, writings and other works of authorship, theses, books, computer programs, lectures, illustrations, photographs, motion pictures, scientific and mathematical models, prints and any other subject matter which is or may become legally protectible or recognized as a form of property which Employee, either solely or jointly with others, have conceived, made or suggested, or may hereafter conceive, make or suggest, during his employment by Company or its successors and the six-month period next following the termination of such employment, and which in any way relate directly or indirectly to its business, procedural, technical or commercial needs, problems, developments or projects or to its production, research or experimental developments and projects of every name and nature under consideration and/or being carried on by or for Company prior to termination of his employment or which in any way are likely to be of benefit to the Company provided such designs, ideas, inventions, improvements and other creations are originated, created, developed or perfected (a) in the performance of the general duties for which he is employed, or (b) with the use of any time, material, or facilities of the Company, or
               (c) which relate to any apparatus, machine, method, composition, process or article of manufacture or method of doing business within the scope of the Company 's field of activity or of the same general character during his employment including the subject matter of any manufacturing, selling, testing, research, or experimental activity.

          b. To execute, acknowledge, make and deliver to Company or its attorneys without additional compensation but without expense to Employee, any and all instruments, including United States and foreign patent applications, applications for securing, protecting or registering any property rights embraced within this agreement, powers of attorney, assignments, oaths or affirmations, supplemental oaths and sworn statements, and to do any and all lawful acts which in the judgment of Company or its attorneys may be necessary or desirable to vest in or secure for or maintain for the benefit of Company adequate patent and other property rights in the United States and all foreign countries with respect to any and all such designs, ideas, inventions, improvements, and other creations embraced within this agreement, whether published or unpublished and whether or not the subject of statutory industrial property or copyright protection.

          c. To disclose regularly to Company or its attorneys, any and all such ideas, designs, inventions, improvements, and other creations when conceived or made by Employee and to report promptly to the Company all information of which Employee may become aware during his employment and which may be of benefit to the Company or which may prevent or minimize loss by the Company and of which the Company may not otherwise then have knowledge.

          9. Special Remedies. Employee and the Company specifically agree that the Company would suffer irreparable harm and shall be entitled to injunctive or other extraordinary relief, without notice to Employee, and without being required to furnish a bond, to protect the Company in the event of any breach by Employee of the terms of sections 6 (Trade Secrets) and 7 (Covenant Not to Compete) of this Agreement, or the breach of any other term or condition of the Agreement that threatens or causes irreparable harm to the Company.

          In the event that the Company ceases operations, or becomes insolvent, or declares bankruptcy, and if Employee thereupon leaves the employ of the Company, then, at that point in time, the terms of sections 6 (Trade Secrets) and 7 (Covenant Not to Compete) of this Agreement shall become null and void.

          The Company shall make best efforts to acquire directors' insurance for members of its board of directors, of which Employee is a member. The Company indemnifies Employee against any and all legal action taken by others against Employee in connection with his involvement with The Company, until such time as directors' insurance is in place.

          10. Complete Agreement. This Agreement contains the complete agreement concerning the employment arrangements between the parties and shall, as of the effective date hereof, supersede all other agreements between the parties. Specifically, that certain agreement effective January 15, 2002 entitled "Employment Agreement" is hereby cancelled. The parties hereto further acknowledge that any payments or representations that may have heretofore been made by either of them to the other are of no effect and that neither of them has relied thereon in connection with his dealings with the other.

          11. Modification of Agreement. No waiver or modification of this Agreement or of any covenant, condition or limitation herein shall be valid unless in writing and duly executed by the party to be charged therewith, and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid, and the parties further agree that the provisions of this section may not be waived except as herein set forth.

          12. Termination.

          a. This Agreement may be terminated by the Company upon fifteen days prior written notice, with or without cause.
               Notwithstanding any provision hereof to the contrary, in the event of any material breach by Employee of any of the terms of this Agreement, the Company thereon may terminate Employee's employment without notice.

          b. This Agreement may be terminated by Employee upon ninety days prior written notice. The Company warrants that it shall not take action against Employee in the event he resigns from his position of employment with the Company so long as Employee has not, and does not, violate the terms of sections 6 (Trade Secrets) and 7 (Covenant Not to Compete) of this Agreement.

          13. Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

          14. Choice of Law and Forum. It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with, and pursuant to the laws of, the State of Utah, and that any action, special proceeding, or other proceeding that may be brought arising out of, in connection with, or by reason of, this Agreement, the laws of the State of Utah shall be applicable and shall govern to the exclusion of the law of any other forum. The parties further agree that jurisdiction and venue lies exclusively in the State of Utah for any legal proceedings between the parties concerning this Employment Agreement or involving the employment of Employee, and Employee waives any objection to personal jurisdiction in the State of Utah.

          15. Return of Company Property. Upon termination of Employee's employment, Employee agrees to return to the Company all property of the Company or any other affiliate or subsidiary of the Company of which he has had custody and to deliver to the Company all paper or electronic documents, notes, email, keys, credit cards, forms, contracts, notebooks and other data relating to customers, inventions designed by him or her while employed by the Company, and any personal property of the Company in Employee's possession at the time of termination.

          16. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:

          If to Employee:          Dr. John B. Bates
                              74 Rolling Links Blvd
                              Oak Ridge, Tennessee 37830

          If to Oak Ridge:         Mark Meriwether
                              3046 E Brighton Place
                              SLC, Utah 84121

     17. Keyman Insurance. The Company views Employee as key to its success, and the loss of his services should he die or become disabled would be extremely detrimental to the Company and its shareholders. Employee therefore agrees to cooperate with the Company and execute a Keyman insurance policy, with the Company as the beneficiary, should the policy be presented to him.


          IN WITNESS WHEREOF, the parties hereby agree to the terms of this Agreement.


EMPLOYEE:                          THE COMPANY:
                                   OAK RIDGE MICRO-ENERGY, INC.


By /s/ John B. Bates, Ph.D.               By /s/ Mark Meriwether
                                          Chief Executive Officer &
                                            President

Dated June 2, 2003                     Dated May 28, 2003